Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 3,816 Registration Statement Nos. 333-221595; 333-221595-01 Dated April 2, 2020; Filed pursuant to Rule 433

3-Year SPX Dual Directional Knock-Out Notes with Daily Trigger Monitoring

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Trigger event:	A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level. If a trigger event occurs on any index business day during the term of the notes, you will receive at maturity only $1,000 plus the upside payment.
Upside payment:	2.50% to 4.50% of principal
Upside knock-out level:	125% of the initial index value
Downside knock-out level:	75% of the initial index value
Pricing date:	April 30, 2020
Valuation date:	May 1, 2023
Maturity date:	May 4, 2023
CUSIP:	61770FZY5
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320006828/dp125465_fwp-ps3816.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity*
Index return	Payment at Maturity
	A trigger event HAS NOT occurred	A trigger event HAS occurred
+60%	N/A	$1,025.00*
+50%	N/A	$1,025.00*
+40%	N/A	$1,025.00*
+30%	N/A	$1,025.00*
+26%	N/A	$1,025.00*
+25%	$1,250.00	$1,025.00*
+20%	$1,200.00	$1,025.00*
+10%	$1,100.00	$1,025.00*
+5%	$1,050.00	$1,025.00*
0%	$1,000.00	$1,025.00*
-5%	$1,050.00	$1,025.00*
-10%	$1,100.00	$1,025.00*
-20%	$1,200.00	$1,025.00*
-25%	$1,250.00	$1,025.00*
-26%	N/A	$1,025.00*
-30%	N/A	$1,025.00*
-40%	N/A	$1,025.00*
-50%	N/A	$1,025.00*
-60%	N/A	$1,025.00*
-70%	N/A	$1,025.00*
-80%	N/A	$1,025.00*
-90%	N/A	$1,025.00*
-100%	N/A	$1,025.00*
*The table assumes an upside payment of 2.50% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The notes do not pay interest and may not pay more than the stated principal amount at maturity.

•	You may not participate in any performance of the underlying index, and your maximum gain on the notes is limited by the upside knock-out level and downside knock-out level.

•	The market price of the notes will be influenced by many unpredictable factors.

•	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the notes is approximately $957.90 per note, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The final index value is not based on the value of the underlying index at any time other than the valuation date.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

•	Adjustments to the underlying index could adversely affect the value of the notes.

•	Investing in the notes is not equivalent to investing in the underlying index.

•	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 3-year term of the notes.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.